SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           REGENCY CENTERS CORPORATION
                (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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        ________________________________________________________________________

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        ________________________________________________________________________

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ________________________________________________________________________

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        ________________________________________________________________________

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        ________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                                Preliminary Copy

                           Regency CENTERS Corporation

                                 ---------------

                           NOTICE AND PROXY STATEMENT

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 28, 2004

TO THE HOLDERS OF COMMON STOCK:

         PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Wednesday, April 28, 2004, at 11:00 A.M., Eastern time, in the Ft. George Room of the River Club, 35th Floor of the Modis Building, One Independent Drive, Jacksonville, Florida.

         The meeting will be held for the following purposes:

         1. To elect four Class II directors to serve terms expiring at the annual meeting of shareholders to be held in 2007 (or if proposal 2 is approved, until the 2004 annual meeting of shareholders) and until their successors have been elected and qualified.

         2. To consider and vote on a proposal to amend our Restated Articles of Incorporation to eliminate the classification of our board of directors.

         3. To consider and vote on a proposal to amend our Restated Articles of Incorporation to increase the number of authorized shares of preferred stock to 30 million shares.

         4. To consider and vote on a proposal to amend our Restated Articles of Incorporation to delete matters of historical interest relating to the ownership limit for Security Capital Group Incorporated.

        5. To transact such other business as may properly come before the meeting or any adjournment.

         The shareholders of record at the close of business on March 22, 2004 will be entitled to vote at the annual meeting.

         We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. You may also vote via the Internet, or by telephone, as instructed on the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote in person.

                                   By Order of the Board of Directors,


                                   J. Christian Leavitt
                                   Senior Vice President, Secretary
                                     and Treasurer
Dated:   March 29, 2004

                                TABLE OF CONTENTS
                                                                            Page


VOTING ELECTRONICALLY OR BY TELEPHONE.........................................1
VOTING SECURITIES.............................................................2
         Stock Ownership Policy for Officers and Directors....................4

PROPOSAL 1:  ELECTION OF DIRECTORS............................................4
         Board of Directors and Standing Committees...........................8

AUDIT COMMITTEE REPORT.......................................................10
Compensation Committee Report on Executive Compensation......................11
COMPARATIVE STOCK PERFORMANCE................................................14
EXECUTIVE COMPENSATION.......................................................15
EXECUTIVE COMPENSATION.......................................................16
CERTAIN TRANSACTIONS.........................................................19
PROPOSAL 2: PROPOSAL TO ELIMINATE CLASSIFICATION OF THE BOARD OF DIRECTORS..20 PROPOSAL 3: PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES OF PREFERRED
        STOCK................................................................20
PROPOSAL 4:  PROPOSAL TO DELETE SECURITY CAPITAL  OWNERSHIP LIMIT............22
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.....................................24
OTHER MATTERS................................................................24
SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS.........24
ANNUAL REPORT................................................................25
EXPENSES OF SOLICITATION.....................................................25

APPENDIX A -  ...............................................................A-1
APPENDIX B -  ...............................................................B-1
APPENDIX C -  ...............................................................C-1

                           Regency Centers Corporation

                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202

                                 ---------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 28, 2004

         This proxy statement and the enclosed form of proxy are first being sent to shareholders of Regency Centers Corporation on or about March 29, 2004 in connection with the solicitation by Regency's board of directors of proxies to be used at Regency's 2004 annual meeting of shareholders. The meeting will be held on Wednesday, April 28, 2004, at 11:00 A.M., Eastern time, in the Ft. George Room of the River Club, 35th Floor of the Modis Building, One Independent Drive, Jacksonville, Florida.

         The board of directors has designated Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to Regency's Secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

         If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies that have effectively been revoked or withdrawn).

                      VOTING ELECTRONICALLY OR BY TELEPHONE

         If your shares are registered in your own name (instead of through a broker or other nominee), you can vote your shares on the Internet by following the instructions at the Internet voting website at www.proxyvotenow.com. Please carefully follow the directions on your proxy card. If you vote via the Internet you may be required to bear costs associated with electronic access, such as usage charges from your Internet access providers and telephone companies.

         If your shares are held in an account at a brokerage firm or bank participating in a "street name" program, you may already have been offered the opportunity to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers Internet voting options.

         To vote by telephone, you should dial (toll-free) 1-888-216-1308; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions.

         The giving of a proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone.

         Regency reserves the right to cancel the electronic voting or telephone voting program at any time.

                                VOTING SECURITIES

         The record of shareholders entitled to vote was taken at the close of business on March 22, 2004. At such date, Regency had outstanding and entitled to vote _________ shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

         The following table shows information relating to the beneficial ownership as of March 22, 2004 of

o each person known to Regency to be the beneficial owner of more than 5% of Regency's voting stock,

o        each director and nominee,

o each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and

o all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                Amount and Nature of Shares Beneficially Owned(1)

                                                          Number of
                                       Title of             Shares           Right to          Percent
                   Name                 Class              Owned(2)          Acquire(3)       of Class
                   ----                 -----              -----             -------          --------

     LaSalle Investment                Common              5,810,720(4)           -            9.7%
         Management, Inc. (4)
     Stichting Pensioenfonds           Common              4,561,200              -            7.6%
         ABP (5)
     UBS AG (6)                        Common              4,311,335              -            7.2%
     Deutsche Bank AG(7)               Common              4,069,955              -            6.8%
     Wellington Management Company,    Common              3,892,900              -            6.5%
       LLP(8)
     Morgan Stanley(9)                 Common              3,120,407              -            5.2%
     Martin E. Stein, Jr.              Common                874,647(10)      489,036          2.3%
     Mary Lou Fiala                    Common                 69,038          178,522             *
     Raymond L. Bank                   Common                 19,294           17,544             *
     C. Ronald Blankenship             Common                      -              -
     A. R. Carpenter                   Common                 27,697           17,147             *
     J. Dix Druce                      Common                 19,294           17,544             *
     Douglas S. Luke                   Common                 25,857           18,465             *
     John C. Schweitzer                Common                 12,500           22,420             *
     Thomas G. Wattles                 Common                  7,073              500
     Terry N. Worrell                  Common                 69,673(11)       16,573             *
     Bruce M. Johnson                  Common                151,647          193,174             *
     All directors and                 Common              1,276,720          970,925          3.7%
         executive officers as a
         group (a total of 11
         persons)

------------------------
*Less than one percent
(1) Information presented in this table and related notes has been obtained from the beneficial owner or from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)     Excludes shares that:

           o     are restricted stock or stock rights, or

           o     may be acquired through stock option exercises.

(3) Shares that can be acquired through stock option exercises through May 28, 2004. Excludes shares which may be issued upon vesting of restricted stock or stock rights described in footnote (2) to the Summary Compensation Table included elsewhere in this proxy.

(4) Includes the following shares which are held by LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS"). LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation and LaSalle's wholly-owned subsidiary:

                 367,784 shares held by LaSalle
                 5,442,936 shares held by LIMS

        The business address of LaSalle and LIMS is 200 East Randolph Drive, Chicago, Illinois 60601.

(5) The business address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(6) The business address of UBS AG is Bahnhofstrasse 45, P. O. Box CH-8021, Zurich, Switzerland.

(7) Includes the following shares which are held by RREEF America, L.L.C., Deutsche Investment Management Americas Inc. and Deutsche Bank Trust Company Americas, each of which is a subsidiary of Deutsche Bank AG:

                 3,783,955 shares held by RREEF America, L.L.C.
                 274,000 shares held by Deutsche Investment Management Americas
                   Inc.
                 12,000 shares held by Deutsche Bank Trust Company Americas

        The business address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfort am Main, Federal Republic of Germany.

(8) The business address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(9) The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(10) Includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

           o 160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by The Regency Square Group II (Nevada) Limited Partnership, the sole general partner of which is a corporation all of the outstanding stock of which is owned by Mr. Stein and members of his family.

           o 307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust that is also a general partner.

           o 108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust that is also a general partner.

           o 4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

(11) Includes 7,500 shares held in two trusts. Mr. Worrell has investment power over these shares.

Stock Ownership Policy for Officers and Directors

         Our board of directors has adopted a stock ownership policy for senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The policy sets stock ownership targets for officers as a multiple of base salary. For example, the target for the chief executive officer is five times his annual base salary. The target for outside directors is five times their annual retainer fees (exclusive of fees for committee service or attendance fees). The targets are to be achieved by directors and executive officers over a five-year accumulation period. The new stock ownership policy also requires the chief executive officer, the chief operating officer, the chief financial officer and the board of directors:

o to retain the after-tax value of Regency shares acquired on the exercise of stock options or on the vesting of stock awards for one year after exercise or vesting, and

o to retain 60% of that value so long as they remain an officer or director.

         Compliance with the policy is measured by using the higher of the trading price of the shares on the date of acquisition or the 30-day average before the measurement date. Any options, restricted stock or stock rights awards granted to a participant while he or she is not in compliance with these guidelines will vest over five rather than four years or such longer period as the compensation committee determines, in its discretion.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Regency's Restated Articles of Incorporation divide the board of directors into three classes, as nearly equal as possible. At the meeting, four Class II directors will be elected to serve for a three-year term expiring at the 2007 annual meeting (or, if proposal 2 is approved, until the 2005 annual meeting). All directors will serve until their successors are elected and qualified. The board of directors has nominated Martin E. Stein, Jr., Raymond L. Bank, A. R. Carpenter and J. Dix Druce to stand for reelection as Class II directors. All nominees are presently directors having been elected at the 2001 annual meeting of shareholders. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

         Regency's board of directors has determined that Messrs. Raymond L. Bank, C. Ronald Blankenship, A. R. Carpenter, J. Dix Druce, Douglas S. Luke, John C. Schweitzer, Thomas G. Wattles and Terry N. Worrell, being a majority of our directors, are independent as defined by Sections 303.1(B)(2)(a) and (3) of the New York Stock Exchange listing standards. In determining independence, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence:

   (i) if a Regency director or his or her immediate family member is an executive officer of another company that does business with Regency and the annual payments by Regency to the other company are less than 1% of the annual consolidated revenues of the other company;

   (ii) if a Regency director or his or her immediate family member is an executive officer of another company which is indebted to Regency, or to which Regency is indebted, and the total amount of either company's indebtedness to the other is less than 1% of the total consolidated assets of the other company; and

   (iii) if a Regency director serves as an officer, director or trustee of a charitable organization, and Regency's discretionary charitable contributions to the organization are less than 1% of that organization's total annual charitable receipts (Regency's automatic matching of employee charitable contributions will not be included in the amount of Regency's contributions for this purpose).

     The board will annually review all commercial and charitable relationships of directors and determine whether directors meet these categorical independence tests.

         During 2003, the spouse of Mr. Douglas S. Luke provided services to Regency in connection with preparation of our annual report to shareholders. The board considered the terms of Mrs. Luke's engagement and determined that it was not material because of the nominal fees involved, and that Mr. Luke therefore qualifies as independent. See "Certain Transactions" for additional information concerning Mrs. Luke's engagement.

         The board of directors has adopted a code of business conduct and ethics for our directors, officers and employees. The text of this code of conduct is posted on our website at www.regencycenters.com.

         The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board's nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

         The board of directors of Regency recommends a vote "for" the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

         Information concerning all incumbent directors and all nominees for director, based on data furnished by them, is set forth below. If proposal 2 eliminating classification of the board of directors is approved and effectuated, the term of all of our directors, including the four currently standing for reelection, will expire at our 2005 annual meeting.

MARTIN E. STEIN, JR.
Director since 1993; standing for reelection to Class II term expiring 2007.

         Mr. Stein, age 51, is Chairman of the Board and Chief Executive Officer of Regency. He served as President of Regency from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of Regency's predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a director of Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer.

MARY LOU FIALA
Director since 1997; Class I term expiring 2006.

         Mrs. Fiala, age 52, became President and Chief Operating Officer of Regency in January 1999. Before joining Regency she was Managing Director - Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England - Macy's East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy's/Federated Department Stores. Mrs. Fiala is a member of the board of trustees of the International Councel of Shopping Centers and the University of North Florida Foundation.

RAYMOND L. BANK
Director since 1997; standing for reelection to Class II term expiring 2007.

         Mr. Bank, age 50, has been President and Chief Operating Officer of Merchant Development Corporation, a venture capital and buy-out firm focusing on consumer retail, direct marketing, and service companies, since 1994. He has also served as President of Raymond L. Bank Associates, Inc., a consulting firm serving a diverse clientele in corporate development, retail, and direct marketing strategies, since 1991.

C. RONALD BLANKENSHIP
Director since 2001; Class I term expiring 2006.

         Mr. Blankenship, age 54, has been Co-Chairman of Verde Group since June 2003. He was Vice Chairman of Security Capital from May 1998 until June 2003. He was Chief Operating Officer of Security Capital from 1998 to May 2002 and Managing Director from 1991 until May 1998. Prior to June 1997, he was the Chairman of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of ProLogis Trust, and was formerly a director of BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc. and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from May 1999 until November 2001.

A. R. CARPENTER
Director since 1993; standing for reelection to Class II term expiring 2007.

         Mr. Carpenter, age 62, was formerly Vice Chairman of CSX Corporation, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter is a director of Florida Rock Industries, Inc. and Stein Mart, Inc.

J. DIX DRUCE, JR.
Director since 1993; standing for reelection to Class II term expiring 2007.

         Mr. Druce, age 56, has been President and Chairman of the Board of National P.E.T. Scan, LLC since June 2000. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from October 1992 until the companies' sale in 2000. He was President and director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991. Mr. Druce is a director of Florida Rock Industries, Inc.

DOUGLAS S. LUKE
Director since 1993; Class I term expiring 2006.

         Mr. Luke, age 62, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida-based diversified private investment and management company with interests in securities, real estate and operating businesses from 1991 to 1998. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is director of MeadWestvaco Corporation, a diversified paper and chemicals manufacturing company.

JOHN C. SCHWEITZER
Director since 1999; Class III term expiring 2005.

         Mr. Schweitzer, age 59, was a member of Pacific Retail Trust's board of trustees before its merger into Regency in February 1999. He is President of Westgate Corporation and Managing Partner of Campbell Capital, Ltd., which holds investments in real estate and venture capital operations. Mr. Schweitzer is a trustee of Archstone Smith Communities Trust, and a director of J.P. Morgan Chase Bank of Texas-Austin and KLRU Austin Public Television. He previously served as a director or officer of a number of public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products.

THOMAS G. WATTLES
Director since 2001; Class III term expiring 2005.

         Mr. Wattles, age 52, has been Chairman and Chief Investment Officer of Dividend Capital Trust, an industrial property private REIT, since March 2003 and Principal of Black Creek Group, a real estate investment management firm, since February 2003. He served as Managing Director of Security Capital from 1991 to 2002 and as a trustee of ProLogis Trust from 1993 to May 2002. He was a director of ProLogis' predecessor from its formation in 1991, and was Non-Executive Chairman of ProLogis from March 1997 to May 1998. Mr. Wattles was Co-Chairman and Chief Investment Officer of ProLogis and its former REIT manager from November 1993 to March 1997, and director of the former REIT manager from June 1991 to March 1997.

TERRY N. WORRELL
Director since 1999; Class I term expiring 2006.

         Mr. Worrell, age 59, was a member of Pacific Retail Trust's board of trustees before its merger into Regency in February 1999. He is a private investor in commercial properties and other business ventures. Mr. Worrell is a director of Crescent Real Estate Equities Company, a real estate investment trust, NL Industries, Inc., an international producer of titanium dioxide pigments, and Titanium Metals Corporation, a producer of titanium products. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of Regency equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company's fiscal year. To Regency's knowledge, based solely on a review of the copies of these reports furnished to it and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2003, except as described below.

o On March 10, 2003, Martin E. Stein, Jr. made an open market sale of 7,500 shares. Through inadvertence, Mr. Stein's Form 4 reporting the sale was filed late.

o On April 4, 2003, Douglas S. Luke sold 2,500 shares from his DRIP account. Because confirmation of the sale was not received timely from the plan administrator, Mr. Luke's Form 4 reporting the sale was filed late.

Board of Directors and Standing Committees

         The board held four regular meetings and four special meetings during 2003. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2003.

         Regency's independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors' meetings.

         The board of directors has established five standing committees: an executive committee, an audit committee, a compensation committee, a nominating and corporate governance committee and an investment committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders' meeting.

         Executive Committee. The executive committee presently is composed of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala if Mr. Stein is unavailable and any two other directors who qualify as "independent" directors, as defined by the New York Stock Exchange, who are available to meet when committee action is required. The executive committee met twice during 2003. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.

         Audit Committee. The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, presently is composed of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, and A. R. Carpenter, all of whom are considered independent under the rules of the New York Stock Exchange. The audit committee met seven times during 2003. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See "Audit Committee Report" for a description of the audit committee's responsibilities.

         The board of directors has determined that Messrs. Carpenter, Druce and Raymond L. Bank are independent as defined by Sections 303.1(B)(2)(a) and (3) of the New York Stock Exchange listing standards. Our board of directors also has determined that Messrs. Carpenter and Druce are audit committee financial experts.

         Nominating and Corporate Governance Committee. The nominating and corporate governance committee is presently composed of A. R. Carpenter (Chairman), Raymond L. Bank and John C. Schweitzer. The purpose of the nominating and corporate governance committee is:

o to assist the board in establishing criteria and qualifications for potential board members;

o to identify high quality individuals who have the core competencies and experience to become members of Regency's board and to recommend to the board the director nominees for the next annual meeting of shareholders;

o to establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to Regency;

o to lead the board in its annual review of the board's performance and establish appropriate programs for director development and education; and

o        to recommend to the board director nominees for each committee.

A copy of the nominating and corporate governance committee charter is available on our website at www.regencycenters.com. The nominating and corporate governance committee met twice during 2003.

         The nominating and corporate governance committee will consider written recommendations from shareholders for nominees for director. Shareholders wishing to submit names for consideration should submit the following to the Corporate Secretary, at Regency's address set forth on page 1 of this proxy statement:

o Biographical information about the candidate and a statement about his or her qualifications;

o Any other information required to be disclosed about the candidate under the Securities and Exchange Commission's proxy rules (including the candidate's written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

o The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of Regency common stock beneficially owned by each.

Shareholders should submit written recommendations in the time frame described under the caption "Shareholder Proposals and Communications with the Board of Directors" below.

         The committee will apply the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include independence, personal integrity, leadership skills, strategic thinking, willingness to make a time commitment, and breadth of knowledge about matters affecting Regency and its industry. In addition, the committee will look for skills and experience that will complement the board's existing make-up.

         The committee evaluates incumbent directors to determine whether they should be nominated to stand for re-election, based on the types of criteria outlined above as well as the directors' contributions to the board during their current term. Since the committee's appointment in 2002, all nominees have been incumbent directors. When vacancies develop, the committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.

         Compensation Committee. The compensation committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter and Douglas S. Luke. The compensation committee held three meetings related to reviewing 2003 annual performance and to review and approve modifications to Regency's current executive compensation plans. This committee has the responsibility of approving the compensation arrangements for senior management of Regency, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors of Regency are eligible to participate, and makes grants of employee stock options and other stock awards under Regency's Long-Term Omnibus Plan.

         Investment Committee. The investment committee presently is composed of Thomas G. Wattles (Chairman), C. Ronald Blankenship and Terry N. Worrell. This committee was formed to review and approve Regency's capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review Regency's investment and disposition programs and the performance of in-process developments. The investment committee met five times during 2003.

                             AUDIT COMMITTEE REPORT

         The charter of the audit committee of the board of directors specifies that the committee is responsible for providing oversight of the integrity of Regency's financial statements, the adequacy of Regency's system of internal controls, and the qualification, independence and performance of Regency's independent auditors. The audit committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange's listing standards.

         Management is responsible for the company's internal controls and financial reporting process. The audit committee monitors management's preparation of quarterly and annual financial reports in accordance with accounting principles generally accepted in the USA and oversees the implementation and maintenance of effective systems of internal and disclosure controls. The independent auditors are responsible for performing an audit of Regency's consolidated financial statements in accordance with auditing standards generally accepted in the USA and issuing a report thereon. The audit committee supervises the relationship between Regency and its independent auditors, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence.

         In connection with these responsibilities, the audit committee met with management and the independent auditors seven times during 2003 to review and discuss Regency's annual and quarterly financial statements prior to their issuance. These meetings also included executive sessions with the independent auditors without the presence of management. During 2003, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA. The audit committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) including the quality of Regency's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee received written disclosures from the independent auditors required by Independence Standards Board

Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their firm's independence.

         Based upon the audit committee's review and discussions with management and the independent auditors and its review of their representations, the audit committee recommended that the board of directors include the audited consolidated financial statements in Regency's annual report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

                                          J. Dix Druce, Chairman
                                          Raymond L. Bank A. R.
                                          Carpenter

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee of the board of directors is responsible for evaluating and establishing executive compensation and other benefit plans for Regency that attract, motivate, and retain a top notch management team and align the interests of executives with shareholders. Part of this responsibility includes evaluating CEO performance and determining CEO compensation. Additionally the committee oversees company policies and practices that advance organizational development, including those designed to achieve the most productive engagement of the company's workforce. The committee is composed entirely of independent directors, as defined by the New York Stock Exchange.

What is Regency's philosophy of executive compensation?

         Regency's executive compensation program is incentive-based, and has been designed to attract, motivate, and retain executives who are capable of achieving the company's key strategic goals. The committee aligns the interest of management with shareholders by awarding executives cash bonuses for achieving key objectives and providing the opportunity to participate in the appreciation in shareholder value through the granting of stock awards. Regency's compensation philosophy is to set base salaries in a range that is near the competitive median. Total direct compensation opportunities, including the cash bonuses and the long-term incentives are targeted to a range near the 70th percentile for high levels of performance.

         The committee evaluates and establishes the company's executive compensation program based upon current market information, including comparative executive compensation studies. During 2003 the committee consulted with Deloitte & Touche to determine current market compensation of comparable real estate investment trusts and operating companies with a market capitalization of at least $1 billion.

What are the annual incentive components?

         Base Salary. The compensation committee reviews base salaries annually. In determining appropriate base salaries, the committee considers external competitiveness in relation to Regency's performance and capital structure, the roles and responsibilities of the executives, their contribution to the company's business, an analysis of job requirements and the executives' prior experience and accomplishments.

         Annual Performance Bonus. To provide incentives to achieve key corporate objectives, the committee makes cash bonus awards based on corporate and individual performance. Each year the committee establishes a compensation plan that establishes target cash bonuses based on achievement of specific financial and operating objectives for the company and those activities managed by the executive. The primary objective is increases in funds from operations ("FFO") per share. FFO is the most widely accepted measure of performance for REITs.

         The compensation committee also gives significant consideration to the achievement of other key financial and strategic goals, including:

                *    Return on equity;

                *    Maintenance of unsecured debt ratings;

                *    Growth in same property net operating income;

                *    Value achieved from development completions;

                *    Dollar amount of new development starts;

                *    Growth in joint ventures and third party income; and

                *    Total shareholder return.

         Regency's philosophy is that the consistent achievement of these objectives should, over time, result in total shareholder returns that are above the average for shopping center REITs.

         The committee does not mechanically apply the quantitative criteria outlined above. Rather, the compensation committee uses these measures, along with a qualitative analysis, in awarding compensation. Additionally, the compensation committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be significant contributions, which may not necessarily be quantifiable, to Regency's strategic objectives.

What is Regency's philosophy for long-term incentive compensation?

         The committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with stockholders. The company has stock ownership and retention guidelines for senior executive officers as well as the board of directors, which are described elsewhere in the proxy statement.

         Regency grants stock rights awards to executive officers based upon their contribution to the company's performance and achievement of specific objectives. The shares will not be issued until vesting requirements are satisfied. Shares issued upon vesting will be accounted for based on the fair market value of the underlying stock on the date of grant. The amount of the annual grant is tied to annual performance, primarily growth in FFO per share. The compensation committee also gives consideration to the achievement of the other key financial and strategic goals listed above.

         For the senior executive officers, including the officers named in the compensation table, a significant portion of the most recent grants vest after eight years. However, vesting may be accelerated as a result of achieving FFO per-share growth targets, total shareholder returns or other key financial and strategic objectives. The portion of the most recent grants that are eight-year cliff vested with an accelerated vesting feature, ranges from a high of 50% for top management to 25% for managing directors. The remaining stock rights awards that are not subject to the eight year cliff-vesting term, vest at the rate of 25% per year over four years. The number of shares issued upon vesting will be increased as though dividends that would have been paid on these shares, had they been outstanding from the date of the stock rights award, were reinvested annually in Regency common stock.

How Did Regency Perform in 2003?

         Based on the quantitative performance criteria outlined above, Regency achieved a high level of performance, including the following:

                * 5% growth in FFO per share before the impact of changes that were made in the definition of FFO during 2003 as published by the National Association of Real Estate Investment Trusts;

                * a 13.7% increase in return on equity (including construction in progress), up from 12.9% for 2002;

                *     maintaining Regency's unsecured debt ratings;

                * a 2.74% growth in same property net operating income, coupled with a 95% occupancy rate at December 31, 2003 and a 9.5% rental rate growth;

                * $381 million of completed or sold developments with profits recognized of $40 million;

                *     $328 million of new development starts;

                * execution of Regency's self-funding capital strategy through property sales, including sales to joint ventures, of $525 million;

                *     30.6% total shareholder return.

         Based on these achievements, the committee awarded to top management a multiple of 1.25 times the target cash bonus awards and 1.5 times the target long-term incentive awards in the form of unvested stock rights awards. These awards resulted in less than a 2.5% increase in total direct compensation over 2002 levels. The committee also granted the executive officers named in the compensation table, together with a small group of other senior executives, a special cash bonus and stock rights award, based on their key role in achieving the sale by General Electric of its $1.3 billion, 57% stake in Regency in June 2003, in a manner that was beneficial to the company. The total value of the special awards was approximately $750,000.

How is the CEO compensated?

         The committee's policies for determining the CEO's compensation are the same as for the other top executives. As a result of 2003 performance, Mr. Stein received a cash bonus of $619,000. Mr. Stein received stock rights awards for 46,460 shares, of which 50% have an accelerated performance-vesting feature. These stock rights awards are subject to eight year cliff - vesting that may be accelerated over four years as a result of achieving specific targets for FFO per share growth, and other performance criteria that may be established by the committee. The remainder of the stock rights award grant will vest over four years at 25% per year. Mr. Stein continues to serve under a severance and change-in-control agreement. For 2004, Mr. Stein's base compensation was increased to $520,000, based on the fact that his 2003 base salary of $450,000 was 28% below the peer group median of $575,000.

How is the company addressing Internal Revenue Code limits?

         The compensation committee is aware of the limitations imposed by
Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to senior executives named in the compensation table to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although Regency's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements, e.g., because they allow the compensation committee to exercise discretion in setting compensation. The compensation committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the compensation committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

                                          John C. Schweitzer, Chairman
                                          A. R. Carpenter
                                          Douglas S. Luke


                          COMPARATIVE STOCK PERFORMANCE

         The graph below provides an indicator of cumulative total shareholder returns for Regency as compared with the S&P Stock Index and the NAREIT Equity Index, weighted by market value at each measurement point. The graph assumes that $100 was invested on January 1, 1999 in Regency common shares and that all dividends were reinvested by the shareholder.

                                [GRAPHIC OMITTED]


                                  1998       1999       2000       2001       2002        2003

    REGENCY CENTERS CORP.        100.00      97.99     126.80     161.02     201.23      262.88
     NAREIT EQUITY INDEX         100.00      79.10      99.96     113.89     118.04      162.15
        S&P 500 INDEX            100.00     121.04     110.02      96.95      75.52       97.18

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued by Regency for services rendered during fiscal 2003, 2002 and 2001 to Regency's Chief Executive Officer and Regency's two other executive officers during the year ended December 31, 2003.

                           SUMMARY COMPENSATION TABLE
                                                                      Long-Term
                                     Annual Compensation             Compensation
                                   -----------------------  ------------------------------
                                                             Restricted
                                                            Stock/Stock      Securities        SPP
     Name & Principal                                          Rights        Underlying        Loan          All Other
         Position           Year   Salary(1)      Bonus      Awards(2)    Options/SARs(3)    Awards(4)    Compensation(5)
         --------           ----   ---------      -----      ---------    ---------------    ---------    ---------------

Martin E. Stein, Jr.        2003    $450,000     $619,000    $1,857,000       241,510       $       0       $ 10,174
   Chairman and Chief       2002    $440,000     $550,000    $1,650,000       379,330       $       0       $ 10,174
   Executive Officer        2001    $425,000     $535,000    $1,485,000        31,250       $ 138,129       $  8,991

Mary Lou Fiala              2003    $368,000     $430,000    $1,214,000       133,781       $       0       $ 10,174
   President and Chief      2002    $360,000     $382,500    $1,080,000        78,989       $       0       $ 10,174
   Operating Officer        2001    $350,000     $372,000    $1,032,742        21,733       $       0       $ 10,052

Bruce M. Johnson            2003    $277,000     $248,000    $  719,000        88,691       $       0       $ 12,934
   Managing Director and    2002    $271,000     $211,000    $  542,000       158,761       $       0       $ 12,934
   Chief Financial Officer  2001    $260,000     $195,000    $  512,450        10,784       $  58,959       $ 10,052

-------------------------

(1) Includes amounts deferred under the 401(k) feature of Regency's profit sharing plan.

(2) Consists of the fair market value of stock rights awards in each of the years of grant, based on the trading price of our common stock at the time of grant. In the past, we have referred to the 2001 grants as restricted stock. We refer to those grants as stock rights awards because, for all practical purposes, they are no different. The total number and value of stock rights held by the named executives at December 31, 2003 are as follows:

                                             Stock                Aggregate
                                             Rights                 Value
                                             ------                 -----

                        Mr. Stein           126,548            $   5,042,952
                        Mrs. Fiala           87,677            $   3,493,916
                        Mr. Johnson          46,895            $   1,868,769


        In January 2004, we granted stock rights awards for an aggregate of 94,820 shares to the named executive officers based on performance in 2003. One half of these awards vest 25% per year beginning on the first anniversary of the date of grant and the remaining half cliff vest after eight years, but contain provisions that allow annual accelerated vesting based upon FFO per share growth and total shareholder return in relation to Regency's peers.

        In December 2002, we granted stock rights awards for an aggregate of 104,908 shares to the named executive officers. One-third of these awards vest 25% per year beginning on the first anniversary of the date of grant. The remaining two-thirds cliff vest after eight years, but contain provisions that allow annual accelerated vesting based upon FFO per share growth and total shareholder return in relation to Regency's peers. In addition, during 2002 Messrs. Stein and Johnson received stock rights awards for 11,761 shares and 4,988 shares, respectively, which vest one-third per year beginning January 1, 2003 to provide them with the same level of benefit that they would have received for specified forgiveness amounts on stock purchase loans that they repaid in September 2002.

        Sixty-seven percent of the stock rights awards granted for 2001 cliff vest after eight years, but contain provisions that allow annual accelerated vesting based upon FFO per share growth. In 2002, 18.75% of the amounts granted for 2001 with these provisions vested. All other stock rights awards for 2001 vest over a four-year period at the rate of 25% per year.

        Stock rights awards earn dividend equivalent units at the same rate as dividends paid on the common stock. The executive is entitled to these dividend equivalents under the same vesting schedule as the related restricted stock rights. Executives do not have voting rights on shares subject to stock rights awards until vested.

(3) The exercise prices of stock option grants are equal to fair market value of Regency's common stock on date of grant.

(4) Represents amounts earned by the named executive officers in the form of loan forgiveness in accordance with the terms of the stock purchase plan that was part of Regency's 1993 Long Term Omnibus Plan, primarily based upon FFO per share growth and annual shareholder return. We ceased making these types of loans after 1998 and have not originated any new personal loans to our employees since that date. As of September 30, 2002 all participants in the stock purchase plan repaid the entire balance of their loans outstanding.

(5)     The amounts shown in this column for 2003 include the following:

                                   Life Insurance        Company Contribution to             Other
                                      Premiums         401(k)/Profit Sharing Plan        Compensation
                                      --------         --------------------------        ------------
          Mr. Stein                    $3,174                    $6,000                     $1,000
          Mrs. Fiala                   $3,174                    $6,000                     $1,000
          Mr. Johnson                  $5,934                    $6,000                     $1,000

         Stock Options. The following table sets forth information with respect to option grants to the executive officers named in the summary compensation table above during 2003 and the potential realizable value of such option grants.

                                              OPTION GRANTS DURING FISCAL 2003


                                                   % of
                                Number         Total Options                                            Hypothetical
                              of Options          Granted         Exercise Price      Expiration          Value at
    Executive Officer         Granted(1)        during 2003          ($/share)           Date           Grant Date (2)
    -----------------         -------           -----------          ---------           ----           -----------

Martin E. Stein, Jr.             25,784             1.6%              $37.68            10/01/08          $  57,499
                                 25,243             1.6%              $32.03            12/15/08          $  56,292
                                 70,240             4.3%              $35.90            12/15/08          $ 156,634
                                 24,406             1.5%              $31.70            07/29/09          $  54,425
                                 11,392             0.7%              $35.90            07/29/09          $  25,403
                                 11,132             0.7%              $37.68            07/29/09          $  24,825
                                 12,187             0.7%              $32.03            12/14/09          $  27,178
                                 21,645             1.3%              $37.68            12/14/09          $  48,268
                                 32,517             2.0%              $32.03            01/01/11          $  72,513
                                  6,964             0.4%              $32.24            12/14/11          $  15,530

Mary Lou Fiala                   17,900             1.1%              $32.03            12/15/08          $  39,916
                                 49,806             3.1%              $35.90            12/15/08          $ 111,068
                                 14,193             0.9%              $32.03            07/29/09          $  31,651
                                  6,731             0.4%              $35.90            07/29/09          $  15,011
                                  6,449             0.4%              $37.68            07/29/09          $  14,382
                                  7,421             0.5%              $32.03            12/14/09          $  16,548
                                  3,319             0.2%              $37.68            12/14/09          $   7,402
                                 23,118             1.4%              $32.03            01/01/11          $  51,553
                                  4,843             0.3%              $32.24            12/14/11          $  10,800

Bruce M. Johnson                 18,689             1.1%              $37.68            10/01/08          $  41,677
                                  5,998             0.4%              $31.70            12/15/08          $  13,376
                                 16,602             1.0%              $35.90            12/15/08          $  37,022
                                  5,322             0.3%              $38.53            12/15/08          $  11,869
                                  5,588             0.3%              $32.03            07/29/09          $  12,462
                                  2,693             0.2%              $35.90            07/29/09          $   6,005
                                  2,631             0.2%              $37.68            07/29/09          $   5,868
                                  2,983             0.2%              $31.70            12/14/09          $   6,652
                                  5,272             0.3%              $37.68            12/14/09          $  11,756
                                  2,647             0.2%              $38.53            12/14/09          $   5,903
                                  5,603             0.3%              $38.53            01/01/11          $  12,494
                                 12,260             0.8%              $31.70            01/01/11          $  27,340
                                  2,403             0.1%              $32.24            12/14/11          $   5,359

(1) All option grants are replenishment options as a result of option exercises during 2003. Replenishment options, if exercised, may be replenished, but the new replenishment options will expire on the expiration date of the original option. Under the replenishment feature, if the optionee pays the exercise price through the delivery of previously-owned shares of Regency's common stock that the optionee has owned for at least six months and the fair market value of the shares acquired on exercise is at least 20% greater than the option exercise price, the optionee receives an additional option to purchase the same number of shares of common stock as the optionee delivered in payment for such exercise. Replenishment options expire on the same date as the original options but have an exercise price equal to the fair market value of the shares surrendered.

        All options earn dividend equivalents units (DEUs) that vest at the same rate as the underlying option. DEU's are credited to the participant's account annually based upon the current dividend rate of Regency common stock less the average dividend rate of the S&P 500.

(2) The estimated present value at grant date of each option granted during 2003 has been calculated to be $2.23 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

           o    estimated time until exercise of 2.4 years

           o    a risk-free interest rate of 2.2%; a volatility rate of 16.0%

           o    a dividend yield of 5.5%.

        The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.


         The following table sets forth information concerning the value of unexercised options as of December 31, 2003 held by the executive officers named in the summary compensation table above.

                 AGGREGATED OPTION EXERCISES DURING FISCAL 2003
                        AND OPTION YEAR-END VALUES TABLE


                                 Number of
                                   Shares                        Number of Unexercised     Value of Unexercised
                                  Acquired         Value              Options at           In-the-Money Options at
                                    Upon         Realized          December 31, 2003          December 31, 2003
                                  Exercise         Upon              Exercisable/               Exercisable/
             Name                 Options        Exercise          Unexercisable                Unexercisable
             ----                 -------        --------          -------------                -------------

Martin E. Stein, Jr.              522,806     $   3,718,540          497,766 (E) /           $   2,977,236 (E) /
                                                                      35,190 (U)             $     539,831 (U)

Mary Lou Fiala                    163,880     $   1,386,642          178,522 (E) /           $   1,388,088 (E) /
                                                                      24,776 (U)             $     380,534 (U)

Bruce M. Johnson                  231,993     $   1,588,786          193,174 (E) /           $     908,573 (E) /
                                                                      12,729 (U)             $     196,151 (U)

         Severance and Change in Control Agreements. Regency has severance and change-of-control agreements with each of the executive officers named in the summary compensation table. In the event of termination, Mr. Stein and Mrs. Fiala would receive one and a half times their annual compensation and benefits. Mr. Johnson would receive one times his annual compensation and benefits. In the event of a change in control and termination within two years after the change in control, Mr. Stein and Mrs. Fiala would receive three times their annual compensation and benefits and accelerated vesting of unvested long-term incentive compensation. Mr. Johnson would receive two times his annual compensation and benefits along with the same accelerated vesting provisions. As part of the agreements, the named executives are subject to certain restrictive covenants and consulting arrangements. The agreements expire on December 31, 2007 and automatically renew for successive additional five-year terms unless either party gives written notice of non-renewal.

         Compensation of Directors. In 2003, Regency paid an annual fee of $28,000 to each of its non-employee directors, plus $1,500 for each board meeting attended. Committee chairpersons receive $3,000 annually plus $1,000 for each board committee meeting attended. Directors' fees are currently paid in cash or shares of common stock.

         Non-employee directors also received stock rights awards of 2,000 shares each immediately following the 2003 annual meeting. The restricted stock entitles the director to receive dividend equivalent units at the same rate as dividends paid on the common stock. The restricted stock and dividend equivalent units vest 25% on each of the first four anniversary dates of the grant.

                              CERTAIN TRANSACTIONS

         The audit committee of the board of directors is responsible for evaluating the appropriateness of all related-party transactions.

         During 2003, insurance services for our properties were provided by Palmer & Cay, for which we paid premiums of approximately $1,395,800 and administrative fees of $170,000. Mr. Martin E. Stein's brother is a principal in Palmer & Cay.

         During 2003, the spouse of Mr. Douglas S. Luke provided services to Regency in connection with preparation of its annual report to shareholders for which she was paid $34,000.

   PROPOSAL 2: PROPOSAL TO ELIMINATE CLASSIFICATION OF THE BOARD OF DIRECTORS

         Our board of directors has approved, and recommends that shareholders vote in favor of, an amendment to Article 7.2 of our Restated Articles of Incorporation to eliminate the classification of our board of directors.

         Our Restated Articles of Incorporation currently provide for a classified board of directors, with the board divided into three classes and one class standing for election each year for a three-year term.

         At the time we originally provided for a classified board, many companies and their shareholders believed a classified board would increase continuity and stability in a board's composition and in the policies formulated by the board. They also believed implementation of a classified board would discourage abusive hostile takeover tactics by making it difficult for raiders to obtain control of a company's board quickly through a proxy contest.

         Many investors now believe classified boards decrease directors' accountability to shareholders. Several scholars and companies now are concluding that despite the benefits of a classified board in promoting corporate stability and in deterring coercive takeover attempts, stockholders should have the opportunity to elect the company's directors annually. Our board of directors agrees with this conclusion.

         A copy of the proposed amendment to our Restated Articles of Incorporation to eliminate the classification of our board of directors is attached to this proxy statement as Appendix A. If approved by shareholders, beginning with the first annual meeting of shareholders held after the 2004 annual meeting, all directors would be elected annually for a one-year term.

         The affirmative vote of a majority of the total votes cast by shareholders on this proposal is required to approve the amendment to Article
7.2 of the Articles of Incorporation. Broker non-votes and abstentions will have no effect on the outcome. Approval of Proposal 2 is not a condition to, and it not conditioned on, approval of the other proposed amendments to the Articles of Incorporation discussed elsewhere in this proxy statement.

         The board of directors unanimously recommends a vote "For" Proposal 2. All proxies solicited by the board of directors will be so voted unless shareholders specify in their proxies a contrary choice.

                     PROPOSAL 3: PROPOSAL TO INCREASE NUMBER
                     OF AUTHORIZED SHARES OF PREFERRED STOCK

         The board of directors has approved, and recommends that shareholders vote in favor of, an amendment to Article 4.1(a) of the Restated Articles of Incorporation increasing the authorized preferred stock from 10 million to 30 million shares. The full text of the amendment is set forth as part of Appendix B.

         Regency presently has outstanding or reserved for issuance the following series of preferred stock:

                                                   Aggregate                                     First
                           Shares Issued          Liquidation           Distribution         exchangeable
          Series            or Issuable            Preference               Rate             by Unitholder
      ----------------    -----------------    -------------------    -----------------    ------------------

      Series 3                 300,000            $ 75,000,000              7.450%                N/A

      Series B(1)              850,000              85,000,000              8.750%             09/03/09

      Series C(1)              400,000              40,000,000              9.000%             09/03/09

      Series D(1)              500,000              50,000,000              9.125%             09/29/09

      Series E(1)              300,000              30,000,000              8.750%             05/25/10

      Series F(1)              240,000              24,000,000              8.750%             09/08/10
                               -------              ----------

                             2,590,000            $304,000,000
                             =========             ===========

------------------

         (1) These series of preferred stock generally will be issuable beginning 10 years after the date of issuance of the corresponding series of preferred units in our operating partnership, Regency Centers, L.P., through which we conduct all our business. Regency may call the underlying series of preferred units for redemption beginning 5 years after the date of issuance.


Purpose and Effect of the Amendment

         The board of directors has authority to issue shares of authorized preferred stock in one or more classes or series having such rights and preferences as may be determined by the board, subject to the limits provided by Florida law, including dividend rights and rights upon liquidation, and any conversion, redemption, sinking fund or voting rights. No shareholder approval is required for the issuance of authorized shares of preferred stock except to the extent mandated by rules of the New York Stock Exchange or any other exchange on which the common stock is then listed for trading. All shares of preferred stock must be senior to all common stock in the payment of dividends and/or upon liquidation. Holders of preferred stock are not entitled, as a matter of right, to preemptive rights or rights to subscribe for any other Regency securities. Prior to the issuance of shares of any class or series, resolutions of the board establishing the class or series and determining its relative rights and preferences must be filed with the Florida Department of State as part of articles of amendment to the Articles of Incorporation.

         The ability of the board of directors to issue separate classes or series of preferred stock provides flexibility to tailor senior securities in response to terms specifically negotiated by investors. Our board of directors wishes to preserve maximum flexibility to issue preferred stock in public offerings, in private transactions with institutional investors or in the acquisition of income-producing properties when the investor wishes to hold a senior security. In order to maintain its status as a real estate investment trust for federal income tax purposes, Regency is required to distribute 90% of its REIT taxable income. Accordingly, our ability to grow depends on our ability to access external sources of capital at attractive rates. The board of directors believes that our ability to raise capital will be enhanced by having as flexible a capital structure as possible.

         We issued shares of Series 3 preferred stock in an underwritten public offering in March 2003 in the form of non-redeemable preferred stock commonly known "perpetual preferred stock." As a general rule, investors are accustomed to seeing perpetual preferred stock with a liquidation preference of $25 per share. However, to preserve flexibility to issue additional shares of preferred stock in the future, our board of directors chose to use a depositary arrangement, issuing 300,000 shares of Regency preferred stock having a liquidation preference of $250 per share, which underly 3 million depositary shares each representing a 1/10th fractional interest in a share of Series 3 preferred stock. This arrangement is cumbersome and results in additional expense because of the fees of the depositary. In addition, it makes our capital structure more complex.

         The board of directors would like to have the flexibility to issue preferred stock in the future with a per share liquidation preference of $25 per share. If shareholders approve the proposed amendment increasing the number of authorized shares of preferred stock to 30 million shares, 27,410,000 shares would be available for future transactions. Using a liquidation preference of $25 per share, Regency would have the flexibility to raise up to approximately $685 million in the form of perpetual preferred stock.

         The board of directors has no present commitments, plans or proposals for the issuance of any shares of preferred stock (except for the shares already reserved for issuance as described above). Issuance of classes or series of preferred stock could result in one or more of the following detriments:

         * The preferred stock will have priority over the common stock in the payment of dividends and/or liquidating distributions.

         * The issuance of preferred stock bearing preferential dividends, whether at fixed or floating rates, could reduce Funds from Operations available for distribution to holders of common stock.

         * Conversion of shares of any class or series of preferred stock that is convertible into common stock could result in diluting the interests of holders of common stock.

         * In addition, class voting rights (whether granted by the specific terms of the preferred stock or by law) could delay or prevent a change of control of Regency.

         The affirmative vote of a majority of the total votes cast on this proposal is required for approval of the proposal to increase the number of authorized shares of preferred stock from 10 million to 30 million. Broker non-votes and abstentions will have no effect on the outcome. Approval of Proposal 3 is not a condition to, and it not conditioned on, approval of the other proposed amendments to the Articles of Incorporation discussed elsewhere in this proxy statement.

         The board of directors unanimously recommends a vote "For" Proposal 3. All proxies solicited by the board of directors will be so voted unless shareholders specify in their proxies a contrary choice.

                 PROPOSAL 4: PROPOSAL TO DELETE SECURITY CAPITAL
                                 OWNERSHIP LIMIT

         The board of directors has approved, and recommends that shareholders vote in favor of, an amendment to Article 5 of the Restated Articles of Incorporation deleting various references to ownership limits that apply to Security Capital Group Incorporated, Regency's majority shareholder until June 24, 2003. These provisions are of historical interest only, and the board does not deem their deletion to be material. A summary of the proposed amendment is set forth below. The full text of the amendment to Article 5 is attached as part of Appendix C.

Background

         Security Capital became a major investor in Regency in 1996. In connection with that investment, shareholders approved an amendment to Article 5 of our Restated Articles of Incorporation that created a special ownership limit for Security Capital and its affiliates of 45% of the outstanding shares of common stock, on a fully diluted basis (the "Special Shareholder Limit") so long as Security Capital's ownership did not cause us to lose our REIT status. This amendment was necessary because the Restated Articles of Incorporation contain a 7% ownership limit designed to protect our status as a real estate investment trust under the Internal Revenue Code.

         Security Capital also was a major shareholder of Pacific Retail Trust, a privately held REIT that merged with Regency in February 1999. Regency shareholders approved raising the Special Shareholder Limit to 60% on a fully diluted basis to permit the merger to take place.

         In June 2003, Security Capital sold or committed to sell all its Regency shares in connection with underwritten public offerings, including entering into forward sale agreements with underwriters that it settled in the third and fourth quarters of 2003. As a result, Security Capital no longer beneficially owns any Regency common stock.

Purpose and Effect of the Amendment

         In June 2003, Security Capital agreed with Regency that Security Capital would not transfer the Special Shareholder Limit to any other person and that the Special Shareholder Limit would be eliminated. However, there is no provision in the Restated Articles of Incorporation for the Special Shareholder Limit to be eliminated, absent a vote of the shareholders approving an amendment to the Restated Articles of Incorporation. Therefore, the board of directors has proposed that Article 5 be amended to delete various references to the Special Shareholder Limit.

         The elimination of the Special Shareholder Limit will have no effect other than to make Article 5 more readable by eliminating references to the Special Shareholder Limit that now are of historical interest only. Because Security Capital agreed to eliminate the Special Shareholder Limit, amending
Article 5 has no material effect on any other shareholder.

Required Vote

         The affirmative vote of a majority of the total votes cast by shareholders on this proposal is required to approve the amendment to Article 5 of the Restated Articles of Incorporation. Broker non-votes and abstentions will have no effect on the outcome. Approval of Proposal 4 is not a condition to, and is not conditioned on, approval of the other proposed amendments to the Restated Articles of Incorporation discussed elsewhere in this proxy statement.

         The board of directors unanimously recommends a vote "For" Proposal 4. All proxies solicited by the board of directors will be so voted unless shareholders specify in their proxies a contrary choice.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The board of directors has selected the firm of KPMG LLP to serve as the independent certified public accountants for Regency for the current fiscal year ending December 31, 2004. That firm has served as the auditors for Regency since 1993. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

         All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent accounting firm.

         The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2003 and 2002:

                                                   2003               2002
                                                   ----               ----
          Audit Fees1                            $877,986           $600,672

          Audit Related Fees2, 3                 $123,002           $ 21,000

          Tax Fees3, 4                           $ 42,150           $ 66,850

          All Other Fees                         $      0           $      0

-------------------------

1 Audit fees include all fees and out-of-pocket expenses for services in connection with the annual audits and review of quarterly financial statements for Regency and its operating partnership, Regency Centers, L.P.
2 Consists primarily of assistance in documenting internal control policies and procedures over financial reporting and audits of employee benefit plans.
3 The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP's independence.
4       Consists of fees for tax consultation and tax compliance services.

                                  OTHER MATTERS

         The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

      SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

         Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Regency's proxy statement and form of proxy relating to the 2005 annual meeting, a written copy of their proposal must be received at Regency's principal executive offices no later than November 30, 2004. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Regency's proxy materials. Notice to Regency of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Regency after November 30, 2004. To ensure prompt receipt by Regency, proposals should be sent certified mail, return receipt requested.

         Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to the Corporate Secretary at Regency's address set forth on page 1 of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Shareholders may also communicate with the board of directors or with a particular director by contacting Regency's AlertLine at 1-877-861-6669.

         Regency does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, Regency anticipates that directors would attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2003 annual meeting.


                                  ANNUAL REPORT

         A copy of Regency's annual report for the year ended December 31, 2003 accompanies this proxy statement. Additional copies may be obtained by writing to Diane Ortolano, at Regency's principal executive offices, at the address set forth below.

A copy of Regency's annual report on Form 10-K will be provided, without charge, upon written request addressed to Ms. Ortolano at Regency's principal executive offices at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.

         Regency's annual report to shareholders and Form 10-K are also available on our website at www.regencycenters.com.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by Regency. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

         Please specify your choices, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided. Your prompt response will be appreciated. If submitting your proxy via the internet please carefully follow the instructions on your proxy card.

                                * * * * * * * * *

         The reports of the audit committee and the compensation committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by Regency under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Regency specifically incorporates these reports or the performance graph by reference in another filing.

                                                                      Appendix A

                 PROPOSED AMENDMENT TO ELIMINATE CLASSIFICATION
                            OF THE BOARD OF DIRECTORS



         Article 7.2 of our Restated Articles of Incorporation is proposed to be amended in its entirety to read as follows:

         Section 7.2. Classification. The term of office of each director who was elected before the 2004 annual meeting of shareholders shall expire at the 2005 annual meeting or until his or her successor is elected and qualifies. The term of office of each director elected at or after the 2004 annual meeting of shareholders shall expire at the next annual meeting of shareholders thereafter or until his or her successor is elected and qualifies.

                                                                      Appendix B

                      PROPOSED AMENDMENT TO INCREASE NUMBER
                     OF AUTHORIZED SHARES OF PREFERRED STOCK



         Article 4.1(a) of our Restated Articles of Incorporation is proposed to be amended in its entirety to read as follows:

         Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is one hundred ninety million (190,000,000) shares (the "Capital Stock") divided into classes as follows:

                i. Thirty million (30,000,000) shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"), and which may be issued in one or more classes or series as further described in Section 4.2; and

                ii. One hundred fifty million (150,000,000) shares of voting common stock having a par value of $0.01 per share (the "Common Stock"); and

                iii. Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the "Special Common Stock") and which may be issued in one or more classes or series as further described in
         Section 4.4.

                                                                      Appendix C


                          PROPOSED AMENDMENT TO DELETE
                        SECURITY CAPITAL OWNERSHIP LIMIT



         Article 5 of our Restated Articles of Incorporation is proposed to be amended in its entirety to read as follows:

                                    ARTICLE 5

                                 REIT PROVISIONS

         Section 5.1 Definitions. For the purposes of this Article 5, the following terms shall have the following meanings:

         (a) "Acquire" shall mean the acquisition of Beneficial Ownership of shares of Capital Stock by any means including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights, unless, as a result, the acquirer would be considered a Beneficial Owner as defined below. The term "Acquisition" shall have the correlative meaning.

         (b) "Actual Owner" shall mean, with respect to any Capital Stock, that Person who is required to include in its gross income any dividends paid with respect to such Capital Stock.

         (c) "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock, either directly or indirectly, under Section 542(a)(2) of the Code, taking into account for this purpose (i) constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise); and (ii) any future amendment to the Code which has the effect of modifying the ownership rules under Section 542(a)(2) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended. In the event of any future amendments to the Code involving the renumbering of Code sections, the Board of Directors may, in its sole discretion, determine that any reference to a Code section herein shall mean the successor Code section pursuant to such amendment.

         (e) "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such Capital Stock, either directly or constructively, through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner', "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         (f) "Existing Holder" shall mean any of The Regency Group, Inc., MEP, Ltd., and The Regency Group II, Ltd. (and any Person who is a Beneficial Owner of Capital Stock as a result of attribution of the Beneficial Ownership from any of the Persons previously identified) who at the opening of business on the date after the Initial Public Offering was the Beneficial Owner of Capital Stock in excess of the Ownership Limit; and any Person who Acquires Beneficial Ownership from another Existing Holder, except by Acquisition on the open market, so long as, but only so long as, such Person Beneficially Owns Capital Stock in excess of the Ownership Limit.

         (g) "Existing Holder Limit" for an Existing Holder shall mean, initially, the percentage by value of the outstanding Capital Stock Beneficially Owned by such Existing Holder at the opening of business on the date after the Initial Public Offering, and after any adjustment pursuant to Section 5.8 hereof, shall mean such percentage of the outstanding Capital Stock as so adjusted; provided, however, that the Existing Holder Limit shall not be a percentage which is less than the Ownership Limit or in excess of 9.8%. Beginning with the date after the Initial Public Offering, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

         (h) "Initial Public Offering" means the closing of the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

         (i)   [Intentionally omitted.]

         (j) "Ownership Limit" shall initially mean 7% by value of the outstanding Capital Stock of the Corporation, and after any adjustment as set forth in Section 5.9, shall mean such greater percentage (but not greater than 9.8%) by value of the outstanding Capital Stock as so adjusted.

         (k) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter retained by the Company which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock, provided that ownership of Capital Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation failing to quality as a REIT.

         (l) "REIT" shall mean a real estate investment trust under Section 856 of the Code.

         (m) "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the average of the last reported sales price, regular way, on the New York Stock Exchange of the relevant class of Capital Stock on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the relevant class of Capital Stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices, regular way, of such class of Capital Stock (or, if sales prices, regular way, are not reported, the average of the closing bid and asked prices) on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Capital Stock may be traded, or if such class of Capital Stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of such class of Capital Stock on the relevant date.

         (n) "Related Tenant Owner" shall mean any Constructive Owner who also owns, directly or indirectly, an interest in a Tenant, which interest is equal to or greater than (i) 10% of the combined voting power of all classes of stock of such Tenant, (ii) 10% of the total number of shares of all classes of stock of such Tenant, or (iii) if such Tenant is not a corporation, 10% of the assets or net profits of such Tenant.

         (o) "Related Tenant Limit" shall mean 9.8% by value of the outstanding Capital Stock of the Corporation.

         (p) "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to Section 5.13 that it is no longer in the best interest of the Corporation to attempt to, or continue to, qualify as a REIT.

         (q)   [Intentionally omitted.]

         (r)   [Intentionally omitted.]

         (s)   [Intentionally omitted.]

         (t)   [Intentionally omitted.]

         (u) "Tenant" shall mean any tenant of (i) the Corporation, (ii) a subsidiary of the Corporation which is deemed to be a "qualified REIT subsidiary" under Section 856(i)(2) of the Code, or (iii) a partnership in which the Corporation or one or more of its qualified REIT subsidiaries is a partner.

         (v) "Transfer" shall mean any sale, transfer, gift, assignment, devise, or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on the Capital Stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible or exchangeable for Capital Stock), whether voluntarily or involuntarily, whether of record or Beneficially, and whether by operation of law or otherwise; provided, however, that any bona fide pledge of Capital Stock shall not be deemed a Transfer until such time as the pledgee effects an actual change in ownership of the pledged shares of Capital Stock.

         Section 5.2 Restrictions on Transfer. Except as provided in Sections
5.11 and 5.16, during the period commencing at the Initial Public Offering:

         (a) No Person (other than an Existing Holder) shall Beneficially Own Capital Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own Capital Stock in excess of the Existing Holder Limit for such Existing Holder.

         (b) No Person shall Constructively Own Capital Stock in excess of the Related Tenant Limit for more than thirty (30) days following the date such Person becomes a Related Tenant Owner.

         (c) Any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall Acquire no rights in such Capital Stock.

         (d) Any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Capital Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit, and such Existing Holder shall Acquire no rights in such Capital Stock.

         (e)   [Intentionally omitted.]

         (f) Any Transfer that, if effective, would result in any Related Tenant Owner Constructively Owning Capital Stock in excess of the Related Tenant Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Constructively Owned by such Related Tenant Owner in excess of the Related Tenant Limit, and the intended transferee shall Acquire no rights in such Capital Stock.

         (g) Any Transfer that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (within the meaning of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise beneficially owned by the transferee, and the intended transferee shall Acquire no rights in such Capital Stock.

         (h) Any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the portion of any Transfer of the Capital Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall Acquire no rights in such Capital Stock.

         (i) Any other Transfer that, if effective, would result in the disqualification of the Corporation as a REIT by virtue of actual, Beneficial or Constructive Ownership of Capital Stock shall be void ab initio as to such portion of the Transfer resulting in the disqualification, and the intended transferee shall Acquire no rights in such Capital Stock.

         Section 5.3  Remedies for Breach.

         (a) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 5.2 or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that would result in a violation of
Section 5.2 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer, subject, however, in all cases to the provisions of Section 5.16.

         (b) Without limitation to Sections 5.2 and 5.16, any purported transferee of shares Acquired in violation of Section 5.2 and any Person retaining shares in violation of 5.2(b) shall be deemed to have acted as agent on behalf of the Corporation in holding those shares acquired or retained in violation of Section 5.2 and shall be deemed to hold such shares in trust on behalf of and for the benefit of the Corporation. Such shares shall be deemed a separate class of stock until such time as the shares are sold or redeemed as provided in Section 5.3(c). The holder shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. Such holder shall have no claim, cause of action or any other recourse whatsoever against any transferor of shares Acquired in violation of Section 5.2. The holder's sole right with respect to such shares shall be to receive, at the Corporation's sole and absolute discretion, either (i) consideration for such shares upon the resale of the shares as directed by the Corporation pursuant to Section 5.3(c) or (ii) the Redemption Price pursuant to Section 5.3(c). Any distribution by the Corporation in respect of such shares Acquired or retained in violation of Section 5.2 shall be repaid to the Corporation upon demand.

         (c) The Board of Directors shall, within six months after receiving notice of a Transfer or Acquisition that violates Section 5.2 or a retention of shares in violation of Section 5.2(b), either (in its sole and absolute discretion, subject to the requirements of Florida law applicable to redemption)
(i) direct the holder of such shares to sell all shares held in trust for the Corporation pursuant to Section 5.3(b) for cash in such manner as the Board of Directors directs or (ii) redeem such shares for the Redemption Price in cash on such date within such six month period as the Board of Directors may determine. If the Board of Directors directs the holder to sell the shares, the holder shall receive such proceeds as the trustee for the Corporation and pay the Corporation out of the proceeds of such sale (i) all expenses incurred by the Corporation in connection with such sale, plus (ii) any remaining amount of such proceeds that exceeds the amount paid by the holder for the shares, and the holder shall be entitled to retain only the amount of such proceeds in excess of the amount required to be paid to the Corporation.

         Section 5.4 Notice of Restricted Transfer. Any Person who Acquires, attempts or intends to Acquire, or retains shares in violation of Section 5.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, attempted or intended Transfer, or retention, on the Corporation's status as a REIT.

         Section 5.5 Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

         (a) Every shareholder of record of more than 5% by value (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding Capital Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record shareholder, the number and class of shares of Capital Stock Beneficially Owned by it, and a description of how such shares are held; provided that a shareholder of record who holds outstanding Capital Stock of the Corporation as nominee for another Person, which Person is required to include in its gross income the dividends received on such Capital Stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number and class of shares of such Actual Owner with respect to which the shareholder of record is nominee. Each such shareholder of record shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

         (b) Every Actual Owner of more than 5% by value (or such lower percentage as required by the Code or Regulations promulgated thereunder) of the outstanding Capital Stock of the Corporation who is not a shareholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number and class of shares Beneficially Owned, and a description of how such shares are held.

         (c) Each Person who is a Beneficial Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         (d) Nothing in this Section 5.5 or any request pursuant hereto shall be deemed to waive any limitation in Section 5.2.

         Section 5.6 Remedies Not Limited. Except as provided in Section 5.15, nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT.

         Section 5.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 5, including without limitation any definition contained in Section 5.1 and any determination of Beneficial Ownership, the Board of Directors in its sole discretion shall have the power to determine the application of the provisions of this Article 5 with respect to any situation based on the facts known to it.

         Section 5.8 Modification of Existing Holder Limits. Subject to the provisions of Section 5.10, the Existing Holder Limits may or shall, as provided below, be modified as follows:

         (a) Any Existing Holder may Transfer Capital Stock to another Person, and, so long as such Transfer is not on the open market, any such Transfer will decrease the Existing Holder Limit for such transferor (but not below the Ownership Limit) and increase the Existing Holder Limit for such transferee by the percentage of the outstanding Capital Stock so transferred. The transferor Existing Holder shall give the Board of Directors of the Corporation prompt written notice of any such transfer. Any Transfer by an Existing Holder on the open market shall neither reduce its Existing Holder Limit nor increase the Ownership Limit or Existing Holder Limit of the transferee.

         (b) Any grant of Capital Stock or a stock option pursuant to any benefit plan for directors or employees shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section
5.10 to permit the Beneficial Ownership of the Capital Stock granted or issuable under such employee benefit plan.

         (c) The Board of Directors may reduce the Existing Holder Limit of any Existing Holder, with the written consent of such Existing Holder, after any Transfer permitted in this Article 5 by such Existing Holder on the open market.

         (d) Any Capital Stock issued to an Existing Holder pursuant to a dividend reinvestment plan adopted by the Corporation shall increase the Existing Holder Limit for the Existing Holder to the maximum extent possible under Section 5.10 to permit the Beneficial Ownership of such Capital Stock.

         (e) Any Capital Stock issued to an Existing Holder in exchange for the contribution or sale to the Corporation of real property, including Capital Stock issued pursuant to an "earn-out" provision in connection with any such sale, shall increase the Existing Holder Limit for the Existing Holder to the maximum extent possible under Section 5.10 to permit the Beneficial Ownership of such Capital Stock.

         (f)   [Intentionally omitted.]

         (g) The Board of Directors may reduce the Existing Holder Limit for any Existing Holder after the lapse (without exercise) of an option described in Clause (b) of this Section 5.8 by the percentage of Capital Stock that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

         Section 5.9 Modification of Ownership Limit. Subject to the limitations provided in Section 5.10, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

         Section 5.10 Limitations on Modifications. Notwithstanding any other provision of this Article 5:

         (a) Neither the Ownership Limit nor any Existing Holder Limit may be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542(a)(2) of the Code (taking into account all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.5% by value of the outstanding Capital Stock.

         (b) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 5.8 or 5.9, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or insure the Corporation's status as a REIT.

         (c) No Existing Holder Limit may be a percentage which is less than the Ownership Limit.

         (d) The Ownership Limit may not be increased to a percentage which is greater than 9.8%.

         Section 5.11 Exceptions. The Board of Directors may, upon receipt of either a certified copy of a ruling of the Internal Revenue Service, an opinion of counsel satisfactory to the Board of Directors or such other evidence as the Board of Directors deems appropriate, but shall in no case be required to, exempt a Person (the "Exempted Holder") from the Ownership Limit, the Existing Holder Limit or the Related Tenant Limit, as the case may be, if the ruling or opinion concludes or the other evidence shows (A) that no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of the shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of Capital Stock that will violate the Ownership Limit or the applicable Existing Holder Limit, as the case may be, or
(B) in the case of an exception of a Person from the Related Tenant Limit that the exemption from the Related Tenant Limit would not cause the Corporation to fail to qualify as a REIT. The Board of

Directors may condition its granting of a waiver on the Exempted Holder's agreeing to such terms and conditions as the Board of Directors determines to be appropriate in the circumstances.

         Section 5.12 Legend. All certificates representing shares of Capital Stock of the Corporation shall bear a legend referencing the restrictions on ownership and transfer as set forth in these Articles. The form and content of such legend shall be determined by the Board of Directors.

         Section 5.13 Termination of REIT Status. The Board of Directors may revoke the Corporation's election of REIT status as provided in Section 856(g)(2) of the Code if, in its discretion, the qualification of the Corporation as a REIT is no longer in the best interests of the Corporation. Notwithstanding any such revocation or other termination of REIT status, the provisions of this Article 5 shall remain in effect unless amended pursuant to the provisions of Article 10.

         Section 5.14  [Intentionally omitted.]

         Section 5.15 Severability. If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and the application of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

         Section 5.16 New York Stock Exchange Transactions. Nothing in this
Article 5 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange."

                                Preliminary Copy


                           REGENCY CENTERS CORPORATION
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2004


                  The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Centers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 28, 2004, and any and all adjournments thereof, in the manner specified.

        1. Election of directors nominated by the board of directors to serve in the following Classes:

              Class II:   (01) Martin E. Stein, Jr.        (03) A. R. Carpenter
                          (02) Raymond L. Bank             (04) J. Dix Druce


         [_] FOR all nominees listed [_] WITHHOLD AUTHORITY INSTRUCTION: To withhold authority to vote (except as marked to to vote for all for any individual nominee, strike through the contrary. See nominees. that nominee's name. instruction to the right).

        2. Amendment to Regency's Restated Articles of Incorporation to eliminate classification of the board of directors.

        [_] FOR                     [_] AGAINST                   [_] ABSTAIN


        3. Amendment to Regency's Restated Articles of Incorporation to increase the number of authorized shares of preferred stock.

        [_] FOR                     [_] AGAINST                   [_] ABSTAIN


        4. Amendment to Regency's Restated Articles of Incorporation to delete matters of historical interest relating to Security Capital's ownership limit.

        [_] FOR                     [_] AGAINST                   [_] ABSTAIN


           (Continued and to be SIGNED and dated on the reverse side.)

________________________________________________________________________________


                       YOU MAY VOTE TOLL-FREE BY TELEPHONE
                               OR ON THE INTERNET
                     (OR BY COMPLETING THE PROXY CARD BELOW
                            AND RETURNING IT BY MAIL)


              (Available only until 3:00 pm EDST on April __, 2004)
                        TO VOTE BY TELEPHONE OR INTERNET,
                     USE THE CONTROL NUMBER IN THE BOX BELOW

           Call Toll-Free                To vote by Internet, have this form
      on a Touch-Tone Telephone           available and follow the directions
    24 hours a day, 7 days a week         when you visit:
           1-888-216-1308                 https://www.proxyvotenow.com/reg
Have this form available when you         --------------------------------
CALL the toll-free number. Then,
enter your control number and
follow the simple prompts.
                                                CONTROL NUMBER FOR
                                            TELEPHONIC/INTERNET VOTING


                                            [_________________________]

                             DO NOT RETURN THIS CARD
                   IF YOU HAVE VOTED BY TELEPHONE OR INTERNET.

                   FOLD AND DETACH HERE AND READ REVERSE SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                          (Continued from reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH PROPOSAL.

                  Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:________________, 2004
                                          ________________________________(SEAL)


                                          ________________________________(SEAL)

(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)